                                                                   Exhibit 99.1


CONTACT:                                                  FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619


                   BLYTH, INC. CONTINUES HIGHER CASH DIVIDEND


GREENWICH, CT, USA, September 5, 2002: Blyth, Inc. (NYSE:BTH), a leader in the candles, home fragrance and giftware industry, today announced that its Board of Directors has declared a semi-annual cash dividend of $0.11 per share of the Company's common stock for the six months ended July 31, 2002. The dividend, authorized at the September 5, 2002 Blyth Board of Directors meeting, will be payable to shareholders of record as of November 1, 2002, and will be paid on November 15, 2002. The Board voted to continue the cash dividend at the higher level set five months ago.

Robert B. Goergen, Blyth's Chairman of the Board and CEO, commented, "The higher dividend reflects the Company's very strong financial position and commitment to building shareholder value. Blyth remains well positioned to execute its growth strategy and increase shareholder equity by making strategic acquisitions, paying dividends, repurchasing shares and investing in our business for the future."

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and portable heating fuel, and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite(R) brand, to retailers in the mid-tier and premium retail channels under the Colonial Candle of Cape Cod(R), Colonial at HOME(R), Kate's(TM) and Carolina(R) brands, in the mass retail channel under the Florasense(R), Ambria(R) and FilterMate(R) brands and to the Foodservice industry under the Ambria(R), Sterno(R) and HandyFuel(R) brand names. In Europe, its products are also sold under the Gies, Ambria, Carolina, Colonial and Wax Lyrical brands. Blyth also markets a broad range of Creative Expressions products, including home decor and giftware products under the CBK(TM) brand, seasonal products under the Midwest of Cannon Falls(R) and JMC Impact(TM) brands, and paper-related products under the Jeanmarie(R) brand. Net Sales for the twelve months ended July 31, 2002 totaled approximately $1,222 million.

Blyth, Inc. may be found on the Internet at www.blythinc.com.
                                            ----------------

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the current slowing of the United

States economy as a whole and the continuing weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company's historic growth rate, the Company's ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign products, risks associated with our ability to recruit new independent sales consultants, our dependence on key management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 2002 and in the Company's Annual Report on Form 10-K for the year ended January 31, 2002.


                                       ###